TEREX CORPORATION 2005 DEFERRED COMPENSATION PLAN

THIS TEREX CORPORATION 2005 DEFERRED COMPENSATION PLAN, dated as of January 1, 2005, established by TEREX CORPORATION (the “Plan”), a Delaware corporation authorized to do business in the State of Connecticut, 200 Nyala Farm Road, Westport, CT 06880 (hereinafter referred to as the “Corporation”).

WITNESSETH THAT:

WHEREAS, the Corporation established the Terex Deferred Compensation Plan effective January 1, 1997 as amended as of February 1, 1997 (the “Original Plan”), and the Original Plan provided that the Corporation may amend the Original Plan at any time;

WHEREAS, the Corporation amended and restated the Original Plan as of December 1, 1997, January 1, 2002, January 1, 2004 and March 11, 2004 (the Original Plan as amended and restated shall be referred to as the “Former Plan”);

WHEREAS, the Corporation amended the Former Plan on October 14, 2008, effective December 31, 2004, to freeze participation and future contributions under the Plan;

WHEREAS, the Corporation established this Plan, effective January 1, 2005; to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Corporation recognizes the valuable services heretofore performed for it by the employees and the outside directors participating in this Plan (the “Participants”);

WHEREAS, the Corporation has established this Plan to provide retirement and death benefits, and benefits in the event of any other termination of employment or service as an outside director, as provided herein to a select group of management or highly compensated employees and the outside directors;

WHEREAS, each Participant desires to receive such benefits and to defer a portion of his or her compensation;

WHEREAS, the Corporation has established a trust dated as of January 1, 1997 (the “Trust”) to assist in providing the benefits under the Former Plan and the Trust has been amended effective as of January 1, 2005 to assist in providing benefits under this Plan; and

WHEREAS, the Corporation desires to provide the terms and conditions upon which the Corporation shall pay such additional compensation through the Trust to the Participants;

NOW, THEREFORE, in consideration of these premises, the Corporation adopts the Plan as follows:

1.	Establishment and Purposes.
a.	Establishment. The Corporation established the Plan as of January 1, 2005.

b.         Name. The Plan shall be known as the “Terex Corporation 2005 Deferred Compensation Plan.”

c.         Purpose. The purpose of the Plan is to defer the payment of a portion of the compensation of the Participants, including the portion deferred by each Participant in accordance with an annual Deferral Election, so that such amount may be paid to the Participants (or their beneficiaries) upon retirement or death or other termination of employment as specified herein.

2.	Definitions.

Except as otherwise provided herein, the following terms shall have the definitions hereinafter indicated wherever used in this Plan with initial capital letters:

a.         Beneficiary: Any person, entity, or any combination thereof designated by the Participant, on a Beneficiary Designation Form acceptable to the Corporation, to receive benefits under this Plan in the event of the Participant’s death, or in the absence of any such designation, his or her estate.

b.         Beneficiary Designation Form: The designation by the Participant of his or her Beneficiary or Beneficiaries, as amended from time to time, and in a form acceptable to the Corporation.

c.	Code: The Internal Revenue Code of 1986, as amended.

d.         Compensation: All wages, salaries, bonuses, director fees and restricted stock awards granted to directors to be paid to a Participant for services rendered to the Corporation, other than stock options issued to a Participant pursuant to a qualified stock option plan (not including any amounts deferred by the Corporation under the provisions of this Plan).

e.         Deferral Election: The form or other method of deferral acceptable to the Corporation that provides for the Participant to elect to defer a portion of his or her Compensation or other amounts or items. A Participant must complete and submit to the Corporation a new Deferral Election for each such Plan Year with respect to which a Participant elects to defer a portion of his or her Compensation and indicate the form and time at which amounts deferred during such Plan Year are to be distributed; provided that a separate Deferral Election is required to defer any bonus payable in such Plan Year. Deferral Elections with respect to Compensation that meets the requirements of “performance-based compensation” under Section 409A may be made no later than the date that is six months before the end of the performance period. Deferral Elections with respect to a restricted stock award shall be made prior to the date of grant of such restricted stock award. Except as provided in the preceding 2 sentences and Section 3a, Deferral Elections must be made within the time prescribed by the Corporation but in no event later than December 31 of the Plan Year preceding the Plan Year to which the Deferral Election relates. The Subsequent Election Limitations apply independently to each Deferral Election.

f.         Deferred Compensation Account: Shall have the meaning set forth in Section 4 of this Plan.

g.         Earnings: The amount credited to each Participant’s Deferred Compensation Account as earnings, as provided in Section 4 hereof.

h.	Effective Date of the Plan: January 1, 2005.

i.          Employee: An employee of the Corporation who is selected by the Corporation to participate in this Plan, and who elects to participate in this Plan by executing and delivering to the Corporation a Deferral Election which is satisfactory to the Corporation.

j.         Investment Designation: The provisions of the Deferral Election providing for the investment designation by the Participant as described in Section 4 of this Plan, as amended from time to time, and as acceptable to the Corporation.

k.         Key Employee: An Employee treated as a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, i.e., a key employee of the Corporation (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof). The Corporation shall determine which Employees shall be deemed Key Employees using December 31 as an identification date.

l.          Key Employee Limitation: The following limitation is intended to comply with Section 409A. Notwithstanding any Deferral Election or provision of this Plan to the contrary, distribution of the Deferred Compensation Account payable by reason of a Participant’s Termination of Employment or Retirement to a Participant who is a Key Employee, shall not be made before six months after such separation from service or the Participant’s death, if earlier. At the end of such six-month period, payments that would have been payable but for the Key Employee Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following the Participant’s Termination of Employment or Retirement, as applicable, and remaining payments shall commence as indicated on the relevant Deferral Elections.

m.	Normal Retirement Age: Fifty-five (55) years of age.
n.	Plan: This Terex Corporation 2005 Deferred Compensation Plan.
o.	Plan Year: January 1 through December 31.

p.         Retirement: The termination of a Participant’s employment with the Corporation after attaining Normal Retirement Age.

q.         Section 409A: Section 409A of the Code and the regulations issued thereunder, as the same may be amended from time to time and any successor statute to such section of the Code.

r.         Subsequent Election Limitations: Refers to the following limitations applicable to any Participant’s subsequent election to delay payment of the Deferred Compensation Account or to change the form of such payment: (i) such election may not take effect until at least 12 months after the date on which the election is made; (ii) with respect to an election related to payment of the Deferred Compensation Account for reasons other than death or Unforeseeable Emergency, no payments specified in a subsequent election may be made during the five-year period commencing on the date distribution of benefits would have commenced but for such subsequent election; and (iii) with respect to a subsequent election related to payment of the Deferred Compensation Account pursuant to a fixed schedule or payable at a specified time, such election may not be made less than 12 months prior to the date of the first scheduled payment. For purposes hereof, installment payments shall be treated as a single payment.

s.         Termination of Employment: Means the severing of employment with or services as an outside director to the Corporation and affiliates, voluntarily or involuntarily, for any reason other than Retirement, death or an authorized leave of absence.

t.         Unforeseeable Emergency: Asevere financial hardship toa Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant's dependent (within the meaning of Section 152(a) of the Code), or the Participant's Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of eventsbeyond the control of the Participant, or such other circumstances or events, if any, that are included within the meaning of “unforeseeable emergency” under Section 409A.

u.         Year of Participation: A Plan Year during which an Employee is employed on a full-time basis with the Corporation or an outside director serves on the Corporation’s Board of Directors. An Employee who is employed on a full-time basis for any portion of a Plan Year and an outside director who sits on the Corporation’s Board of Directors for any portion of a Plan Year shall be credited with a Year of Participation for that Plan Year.

3.	Participant’s Deferrals.

a.         Enrollment. As a condition to participating in this Plan, a Participant shall execute and file with the Corporation an irrevocable Deferral Election before the end of the Plan Year immediately preceding the Plan Year for which the election is made. However, if an employee or director becomes a participant after the beginning of a Plan Year and does not already participate in a nonqualified deferred compensation plan that is required to be aggregated with this Plan under Section 409A, the Participant may execute and file with the Corporation a Deferral Election for such Plan Year within 30 days after being selected to participate in the Plan. The Corporation shall establish from time to time such other enrollment requirements as it determines are necessary, convenient or appropriate to carry out any of the purposes or intent of the Plan or to better assure the Plan’s compliance with Section 409A. Participation shall commence as soon as practicable following timely receipt of all required enrollment materials.

b.         Deferral Elections. The Deferral Election shall designate the portion of the Participant’s Compensation that shall be deferred hereunder; provided, however, that (i) the Participant may not defer more than a certain percentage of his or her regular salary as designated by the Corporation from time to time (the initial maximum percentage shall be twenty percent (20%)), and (ii) no amount shall be deferred from any amount that was payable to the Participant before the end of the Plan Year in which theParticipant executed the Deferral Election. A Participant may separately elect todefer up to one hundred percent (100%) of his or her bonus or director fees. All deferrals of salary, director fees or bonuses shall be in increments of one percent (1%) or, if acceptable to the Corporation, a specific dollar amount (or a Participant may elect to receive a specified dollar amount of his or her bonus and defer the remainder).

4.	Deferred Compensation Account, Earnings, and Corporation Matching Contributions.

a.         Deferred Compensation Account. Any Compensation or other amounts or items deferred by a Participant shall be credited to a deferred compensation bookkeeping account maintained by the Plan recordkeeper for the Participant. The Plan recordkeeper shall update the Participant’s Deferred Compensation Account (including Earnings) on a daily basis.

b.         Earnings. Earnings with respect to each deferral shall be credited to the Participant’s Deferred Compensation Account as measured by the applicable Investment Designation. The two available options for the Investment Designation shall be (i) Terex stock, and (ii) a bond index (the “Bond Index”), selected by the Corporation, which shall provide an interest rate which mirrors an investment in the corporate bonds of companies rated Baa or higher. The Corporation may change the options available and the applicable bond index from time to time. With respect to a Bond Index designation, any interest rate credited to the Participant’s Deferred Compensation Account in any given month shall be the interest rate for the penultimate month. With respect to a Terex stock designation, the deemed purchase price for measuring Earnings hereunder will be the closing price of Terex stock listed in The Wall Street Journalon the day it is posted to the Participant’s Deferred Compensation Account. All designations of a particular Investment Designation must constitute at least ten percent (10%) of the deferral. The Earnings credited to the Deferred Compensation Account shall be an amount equal to the amount which would have been earned if the Participant’s Deferred Compensation Account had been applied or invested in accordance with the Investment Designation. Earnings shall also include any dividends paid on Terex stock credited to the Participant’s Deferred Compensation Account. In the event of any losses based on an Investment Designation, the Participant’s Deferred Compensation Account shall be reduced accordingly, and the Corporation shall have no obligation or responsibility with respect to any such losses.

c.	Corporation’s Matching Contributions.

(1)       In addition, the Corporation shall match twenty-five percent (25%) of the Participant’s deferrals for which the Participant’s Investment Designation is Terex stock (herein the “Terex Matching Contributions”). This is the only matching contribution the Corporation shall make. Notwithstanding any contrary provision contained herein, Terex Matching Contributions shall not apply to Restricted Stock (as such term is defined in any Terex Incentive Compensation Plan) deferred by a Participant in accordance with the provisions of this Plan.

(2)	Terex Matching Contributions will cease to be made after March 10, 2014.

d.         Change of Control. In the event of a “Change of Control” as such term is defined in Section 13(d) of the Trust, the Corporation shall make contributions to the Trust in connection with such Change of Control so that the Trust will have sufficient funds to pay all benefits earned or accrued as of such date and all benefits reasonably expected to be earned or accrued thereafter as calculated by the Corporation based on reasonable assumptions.

e.         No Rights in Specific Assets. The Corporation, in its sole and absolute discretion, may (or may not) acquire any item indicated in the Participant’s Investment Designation, and any investment product or other item so acquired for the convenience of the Corporation shall be the sole and exclusive property of the Corporation (or a trust established by the Corporation) with the Corporation (or a trust established by the Corporation) named as owner and beneficiary thereof. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

f.         Change in Investment Designations. A Participant may not change his or her Investment Designation with respect to any portion of the Participant’s Deferred Compensation Account.

5.	Benefit Payments.

a.         Amount. At such time as a pre-retirement or accelerated distribution is due, or upon a Participant’s Retirement, death, or other Termination of Employment or service as an outside director, the Corporation shall pay benefits as follows:

(1)       Retirement or Termination of Employment After Five Years of Participation. Subject to the Key Employee Limitation, if the Participant retires, dies or has a Termination of Employment or terminates service as an outside director after he or she attains Normal Retirement Age or after he or she has attained five Years of Participation, such Participant shall receive payments:

(i)        as designated in his or her Deferral Elections, as applicable and as may be amended subject to the Subsequent Election Limitations; or

(ii)       if such Participant has failed to make any such designation for any amount, with respect to such amount, such Participant shall receive the amount of his or her Deferred Compensation Account balance, payable in a lump sum in the Plan Year following such retirement, death, Termination of Employment or termination of service as an outside director.

(2)       Termination of Employment Before Attaining Normal Retirement Age and Five Years of Participation. Subject to the Key Employee Limitation, if the Participant dies or has a Termination of Employment or terminates service as an outside director before he or she attains Normal Retirement Age, and before he or she has attained five Years of Participation, the Corporation shall pay, in a lump sum to the Participant, the entire amount of his or her Deferred Compensation Account in the Plan Year after the Participant’s employment terminates. The Corporation shall have no further liability hereunder to the Participant or his or her Beneficiary, assigns or other successors after making any lump sum payment under this Section 5a(2).

(3)       Pre-Retirement. A Participant may elect in a Deferral Election to receive payment of all or a portion of a deferral on a specified date before the Participant retires. Except as provided in Sections 5c and 5d, all deferrals must remain in the Participant’s Deferred Compensation Account for at least portions of three Plan Years. The Participant may make the election to receive a pre-retirement payment when the Participant completes the Deferral Election for the given Plan Year. The pre-retirement payment may be paid in (i) a lump sum, based on the most recent valuation of the Participant’s Deferred Compensation Account, or (ii) in a four (4) year stream, which will be paid in the same manner as an installment payment payable under Section 5a(5).

(4)       Death. In the event of the Participant’s death before he or she has received all amounts under his or her Deferred Compensation Account, upon the Participant’s death, the remaining balance in the Participant’s Deferred Compensation Account shall be paid to the Participant’s Beneficiary within sixty days following the Participant’s death in a lump sum. Upon making such lump sum payment, the Corporation shall have no further obligations hereunder to the Participant or his or her Beneficiary, assigns or other successors.

(5)       Form of Payment. In each Deferral Election, a Participant may designate the following forms of payment of the Deferred Compensation Account: (i) a lump sum, based on the value of the Participant’s Deferred Compensation Account on the last business day of the year in which theTermination of Employment, Retirement or termination of services as a director occurs, payable in the Plan Year following his or her Termination of Employment, Retirement or termination of services as a director, as applicable, or (ii) in five (5), ten (10) or fifteen (15) substantially equal annual payments which payments shall commence in the Plan Year following his or her Termination of Employment, Retirement or termination of services as a director, as applicable. Any installment payment hereunder shall equal the quotient determined by dividing the Participant’s remaining Deferred Compensation Account balance at the time of payment by the number of remaining installments (including the current installment).

(6)       Lump Sum Payment. Notwithstanding any other provision herein but subject to the Key Employee Limitation, in all cases whenever benefits are payable hereunder, the Corporation shall pay the entire remaining balance of any Participant’s Deferred Compensation Account at any time the balance is $50,000 or less (whether or not any installment or other payments have already been made), and upon making such lump sum payment, the Corporation shall have no further obligation to such Participant or his or her Beneficiary or assigns or other successors hereunder.

b.         Form of Distribution. Any portion of a Participant’s Deferred Compensation Account that has an Investment Designation of Terex stock will be distributed in Terex shares, except for fractional shares, which will be distributed in cash. Any portion of a Participant’s Deferred Compensation Account that has an Investment Designation of the Bond Index shall be paid in cash.

c.         Hardship Withdrawals. A Participant may request a distribution hereunder of all or a portion of the Participant’s Deferred Compensation Account in response to an Unforeseeable Emergency. Any early withdrawal on account of an Unforeseeable Emergency shall be paid in the form described in Section 5b and limited to the amount reasonably necessary to meet such emergency, and the amount otherwise payable hereunder shall be reduced accordingly. A request for a withdrawal due to an Unforeseeable Emergency must be reviewed and approved by the administrative committee represented by Corporate Human Resources, Legal and Finance departments of the Corporation, before a distribution shall be made hereunder. Any determination that an Unforeseeable Emergency exists and the appropriate amount of a withdrawal shall be made in accordance with Section 409A. A distribution due to an

Unforeseeable Emergency shall be made within sixty days following the approval of the distribution by the administrative committee.

d.         Acceleration of Distributions. In the absence of an Unforeseeable Emergency, the Corporation may, in its discretion, accelerate the payment of all or a portion of a Participant’s Deferred Compensation Account to the extent permitted under any applicable exception to the prohibition on an acceleration of payments under Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv) (for example, in accordance with a domestic relations order, for payments less than $15,500 (indexed), for the payment of certain employment, state, local or foreign taxes or taxes imposed under Section 409A of the Code, cancellation of deferrals due to an unforeseeable hardship or disability, plan termination and liquidation, to satisfy certain debts of a Participant to the Corporation, or in settlement of certain bona fide disputes).

e.         Payment Only from Corporation Assets. Any payment of benefits to a Participant or his or her Beneficiary shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Corporation; no person shall have or acquire any interest in such assets by virtue of the provisions of this Plan. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

f.         Beneficiaries. A Participant may designate his or her Beneficiary or Beneficiaries to receive the amounts as provided herein after his or her death in accordance with the Beneficiary Designation. In the absence of such a designation, the Corporation shall pay any such amount to the Participant’s estate.

g.         No Trust. Nothing contained in this Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust of any kind.

6.	Determination of Benefits, Claims Procedure and Administration.

a.         Determinations and Claims Procedures. The Corporation shall make all determinations as to rights to benefits under this Plan.

(1)       Claims for Benefits. If any person or the authorized representative of the person believes that the person is being denied benefits to which he or she is entitled hereunder, the person or his or her representative (the “Claimant”) may file a written claim for such benefits with the Corporation. If such claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. Such claims should be sent to the following address:

Terex Corporation

Human Resources Department

200 Nyala Farm Road

Westport, Connecticut 06880

The written claim must state (i) the reason for making the claim, (ii) the facts supporting the claim, (iii) the amount claimed, and (iv) the Claimant’s name and address.

(2)       Notice of Determination. If a claim is wholly or partially denied, the Corporation will issue a determination in writing within a reasonable period of time, but no later than 90 days after receipt of the claim. If special circumstances justify extending the period up to an additional 90 days, the

Claimant will be given written notice of this extension within the initial 90-day period and the notice will explain the special circumstances and the date a decision is expected. A notice of adverse determination will be written in a manner calculated to be understood by the Claimant and will contain (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation of why this material or information is necessary, (iv) a description of the Plan’s review procedures and time limits applicable to these procedures, (v) and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. The following appeal procedures give the rules for appealing a denied claim.

(3)       Appeal of Adverse Determination. A Claimant may appeal an adverse determination to the committee designated by the board of directors of the Corporation to determine such appeals (the “Appeals Committee”), and receive a full and fair review of the claim and adverse determination. The Claimant’s appeal must be written and filed within 60 days of the Claimant’s receipt of the notification of adverse determination. The written request for appeal should contain (i) a statement of the ground on which the appeal is based, (ii) reference to the applicable provisions of the Plan, (iii) the reason or argument why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and (iv) any other relevant documents or comments that the Claimant wishes to include. The Appeals Committee will provide the Claimant the opportunity to submit written comments, documents, records and other information relating to the claim, and the Appeals Committee will take such information into account during the appeal without regard to whether such information was submitted or considered in the initial determination. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.

(4)       Decision. The Appeals Committee will deliver to the Claimant an electronic or written decision on the appeal within a reasonable period, but no later than 60 days after the receipt of the Claimant’s request for the review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant will be given written notice of this extension during the initial 60-day period, and the notice will set forth the special circumstances requiring an extension and the date a decision is expected. A notice of adverse determination on appeal will be written in a manner calculated to be understood by the Claimant and will contain (i) the specific reason or reasons for the adverse determination, (ii) references to the specific Plan provisions on which the determination is based, (iii) a statement that the Claimant may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(5)       Standard of Review. A claimant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding claims for benefits. Any further review, judicial or otherwise, of the Corporation’s decision on the claim will be limited to whether, in the particular instance, the Corporation abused its discretion. In no event will any further review, judicial or otherwise, be on a de novo basis, because the Corporation has discretionary authority to determine eligibility for benefits under the Plan and to construe and interpret the terms of the Plan.

b.         Interpretation. Subject to the foregoing, (i) the Corporation shall have full power and authority to interpret, construe and administer this Plan; and (ii) the interpretation and construction of this Plan by the Corporation, and any action taken hereunder, shall be binding and conclusive upon all parties in interest.

c.         Reports. The Corporation shall have the Plan recordkeeper provide the Participant with a statement reflecting the amount of the Participant’s Deferred Compensation Account on a quarterly basis.

d.         No Liability. No employee, agent, officer, trustee or director of the Corporation shall incur any liability for the breach of any responsibility, obligation or duty in connection with any act done or omitted to be done in good faith in the interpretation, construction, administration or management of the Plan and shall be indemnified and held harmless by the Corporation from and against any such liability, including all expenses reasonably incurred in their defense if the Corporation fails to provide such defense.

7.         Non-Assignability of Benefits. Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate the Participant~~'~~’s participation in this Plan; the Corporation shall thereupon have no further liability hereunder with respect to such Participant and his or her Beneficiary. Notwithstanding the foregoing, all or a portion of a Participant’s Deferred Compensation Account may be paid to another person as specified in a domestic relations order that the Corporation determines is a “domestic relations order” as defined in Code section 414(p)(1)(B) without resulting in a termination of the Participant’s participation in the Plan. Upon distributing amounts in accordance with the requirements of a domestic relations order, the Corporation shall have no further liability hereunder with respect to such amounts to either the Participant, his or her Beneficiary, or the subject of such domestic relations order.

8.         Amendment. This Plan may not be amended, altered, modified or terminated, except by a written instrument signed by the Corporation, subject to any requirement for stockholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Terex common stock is listed and quoted; provided that no such termination shall (i) adversely affect a Participant’s entitlement to benefits attributable to amounts credited to his or her Deferred Compensation Account prior to the termination of this Plan or (ii) effect the timing or form of the distribution of a benefit hereunder in a manner that would violate Section 409A. A Participant’s entire Account shall be distributed to the Participant (or Beneficiary) following termination of the Plan in such form and on the earliest date permitted under Section 409A.

9.         Impact on Other Benefits. Except as otherwise required by the Code or any other applicable law, this Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Corporation to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

10.       Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Corporation or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the principal office of the Corporation, or if to a Participant or Beneficiary to such individual or entity~~'~~’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

11.       Tax Withholding. The Corporation shall have the right to deduct from all payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

12.       Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the Corporation has executed and adopted this Plan effective as of the date first above written.